UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2023

ESCO TECHNOLOGIES INC.

 (Exact Name of Registrant as Specified in Charter)

Missouri	1-10596	43-1554045
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

9900A Clayton Road, St. Louis, Missouri	63124-1186
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 314-213-7200

Securities registered pursuant to section 12(b) of the Act:

Name of each exchange
Title of each class	Trading Symbol(s)	on which registered
Common Stock, par value $0.01 per share	ESE	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.113d-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).            Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 30, 2023, the Registrant and certain of its subsidiaries entered into a five-year, $500,000,000 revolving Amended and Restated Credit Agreement and supporting documents with a diverse group of seven banks led by JPMorgan Chase Bank, N.A. as administrative agent, Bank of America, N.A. as syndication agent, Commerce Bank and TD Bank, N.A. as co-documentation agents, and the Departing Lenders as defined therein (the “New Credit Facility”). The New Credit Facility extends the applicable maturity date of, and otherwise amends and restates, the $500 million revolving credit facility under the Registrant’s Credit Agreement dated September 27, 2019 among the Registrant and certain subsidiaries, JPMorgan Chase Bank, N.A. as administrative agent thereunder, and the lenders party thereto, as amended through March 13, 2023 (the “2019 Credit Agreement”), which would otherwise have matured in September 2024.

A description of the 2019 Credit Agreement is incorporated by reference to Note 8 to the Consolidated Financial Statements included in the Registrant’s Form 10-K for its fiscal year ended September 30, 2022, filed with the Commission on November 29, 2022, and a copy of the 2019 Credit Agreement is attached as Exhibit 10.1 to the Registrant’s Form 10-Q filed with the Commission on May 10, 2023.

Upon effectiveness of the New Credit Facility approximately $142 million in outstanding borrowings from the 2019 Credit Agreement were transferred to and became outstanding under the New Credit Facility.

As in the 2019 Credit Agreement, the New Credit Facility is secured by the unlimited guaranty of the Registrant's direct and indirect material U.S. subsidiaries and the pledge of 100% of the equity interests of each of the Registrant's direct and indirect material foreign subsidiaries. Through a credit facility expansion option, the Registrant may elect to increase the aggregate amount of the credit facility or obtain incremental term loans in any agreed currency up to the U.S. Dollar equivalent of $250,000,000. In addition to loans drawn down by the Registrant, certain of the Registrant’s foreign subsidiaries may draw loans on the New Credit Facility. Under the $500,000,000 revolver, up to the U.S. dollar equivalent of $75,000,000 may be made available in certain specified foreign currencies, and up to the U.S. dollar equivalent of $40,000,000 may be made available for the issuance of letters of credit.

Interest on loans under the New Credit Facility may be calculated at a spread over either an Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted CDOR Rate, Alternate Base Rate or Daily Simple RFR, at the Registrant's election. In addition, the Registrant will pay a facility fee on the aggregate amount of the credit facility, and certain other fees.

The New Credit Facility imposes various restrictions on the Registrant, including usual and customary representations and warranties, financial covenants including a leverage ratio and an interest coverage ratio, yield protection covenants, limitations on the ability of the Registrant or any of its subsidiaries to incur debt, to grant liens upon their assets, and prohibition of certain consolidations, mergers and sales and transfers of assets by the Registrant and its subsidiaries without the consent of the lenders. The New Credit Facility includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, payment of all amounts payable under the New Credit Facility may be accelerated and/or the lenders' commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the New Credit Facility will automatically become immediately due and payable, and the lenders’ commitments will automatically terminate.

In addition to refinancing the previously-existing debt under the 2019 Credit Agreement, the Registrant intends to use the New Credit Facility to provide liquidity for general corporate purposes, including working capital, research and development spending, capital expenditures, and acquisitions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Credit Agreement dated as of August 30, 2023 among the Registrant, the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent, Commerce Bank and TD Bank, N.A. as Co-Documentation Agents, and the Departing Lenders as defined therein
104	Cover Page Inline Interactive Data File

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2023

ESCO TECHNOLOGIES INC.

By:	/s/ Christopher L. Tucker
Christopher L. Tucker
Senior Vice President and Chief Financial Officer